NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION

FOR IMMEDIATE RELEASE

28 July 2016

RECOMMENDED CASH OFFER

for

Premier Farnell plc (“Premier Farnell”)

by

Avnet, Inc.  (“Avnet”)

or a wholly owned subsidiary of Avnet

to be effected by means of a scheme of arrangement under
Part 26 of the Companies Act 2006

Summary

•

The Boards of Avnet and Premier Farnell are pleased to announce that they have reached agreement on the terms of a recommended offer for the entire issued and to be issued share capital of Premier Farnell by Avnet or a wholly owned subsidiary of Avnet.

•	Under the terms of the Transaction, each Premier Farnell Shareholder will be entitled to receive:

for each Premier Farnell Share:185 pence in cash (the “Cash Consideration”).

•	The Transaction values the entire issued and to be issued share capital of Premier Farnell at approximately £691 million and represents a premium of approximately:
•	12.1 per cent. to the Datwyler offer of 165 pence per Premier Farnell Share, announced on 14 June; and
•

69.3 per cent. to the Closing Price of 109.25 pence per Premier Farnell Share on 13 June 2016, being the last Business Day before the date upon which Datwyler announced a firm intention to make its offer.

•	The Cash Consideration implies an enterprise value of £868 million.

•

Avnet believes the combination of Avnet and Premier Farnell represents a strong strategic fit and is highly attractive. Both companies share very similar strategic values and are highly complementary in terms of product range, distribution channels and geographic footprint.

•

Due to the changing preferences of Avnet’s design engineering customers to do technical research online, and increased pressure on distributors as upstream consolidation of component suppliers accelerates,  Avnet believes having deep digital technical content and ability to service customers earlier in the design process will be increasingly important.  A combination with Premier Farnell would dramatically accelerate Avnet’s digital capabilities, affording it pure play offerings in both the broad-line and high value space.   Avnet also believes there are significant synergies between its business and that of Premier Farnell that can accelerate the growth of the Combined Group.

•	The Transaction would create a leading high-service global electronic components distributor and the combined platform will enable the Combined Group to realise additional economies of scale.
•

The enhanced offerings brought about by a combination of the two businesses is expected to generate revenue synergies from cross-selling and line-fill effects, as well as utilizing the strength of the Combined Group’s procurement position.

•

The Transaction is expected to be EPS accretive immediately from completion, even before considering further positive effects from any synergies realised. In addition, the Combined Group is expected to have a conservative capital structure.

•

The Premier Farnell Directors, who have been so advised by Lazard, consider the financial terms of the Transaction to be fair and reasonable. In providing its advice, Lazard has taken into account the commercial assessments of the Premier Farnell Directors.

•

Accordingly, the Premier Farnell Directors intend to recommend unanimously that Premier Farnell Shareholders vote in favour of the resolutions relating to the Transaction at the Meetings (or, if the Transaction is implemented as an Offer, to accept such Offer).

•

In light of the Premier Farnell Directors’ intention to recommend the Transaction, Premier Farnell has today announced that it has withdrawn its recommendation of the Datwyler Offer and that it proposes to adjourn the Premier Farnell shareholder meetings convened for 29 July 2016 to consider the Datwyler Offer.

•

Avnet has received an undertaking to vote in favour of the Resolutions (or, if the Transaction is implemented as an Offer, to accept such Offer) from M&G in respect of 30,313,769 Premier Farnell Shares, representing approximately 8.2 per cent. of the share capital of Premier Farnell in issue as at close of business on 27 July 2016 (being the last

Business Day before the date of this Announcement). The terms of these undertakings are summarised in paragraph 12 and Appendix 2 of this Announcement.
•

Avnet has received further undertakings from persons who have entered into contracts for difference in relation to Premier Farnell Shares to direct, to the extent the provider of the undertaking is able under the relevant contracts for difference, that the underlying holder of the Premier Farnell Shares either votes in favour of the Resolutions (or, if the Transaction is implemented as an Offer, to accept such Offer) or closes out the contracts for difference to enable the provider of the undertaking so to vote. These further undertakings have been received from P. Schoenfeld Asset Management, Pine River and Sand Grove in respect of, in aggregate, 25,575,000 Premier Farnell Shares, representing approximately 6.9 per cent. of the share capital of Premier Farnell in issue as at close of business on 27 July 2016 (being the last Business Day before the date of this Announcement).  The terms of these undertakings are summarised in paragraph 12 and Appendix 2 of this Announcement.

•	Therefore, in aggregate, Avnet has received undertakings representing 15.0 per cent. of the share capital of Premier Farnell in issue as at the close of business on 27 July 2016.
•	It is currently intended that the Transaction will be effected by means of a court-sanctioned scheme of arrangement under Part 26 of the Companies Act 2006.
•

The Transaction is subject to the satisfaction or waiver of the Conditions, and to the further terms that are set out in Appendix 1 to this Announcement and will be set out in the Scheme Document. The Conditions include the approval of the Scheme by Premier Farnell Shareholders and the Court, the receipt of anti-trust consents in the EU, Israel and the US and other customary conditions.

•

The Scheme Document, which will contain further information about the Transaction, including the Scheme, is expected to be published as soon as practicable and, in any event, within 28 days of the date of this Announcement (unless Avnet and Premier Farnell otherwise agree, and the Panel consents, to a later date). The Scheme Document will also contain notices of the Court Meeting and the Premier Farnell General Meeting and the expected timetable of the Transaction, and will specify the action to be taken by Scheme Shareholders.

•

Commenting on today’s Announcement, Bill Amelio, Avnet’s interim chief executive officer commented “This acquisition will significantly strengthen Avnet’s digital footprint worldwide. The convergence of Premier Farnell’s innovative online services with Avnet’s world class supply chain will create customer service unparalleled in the industry. The talented team of people at Premier Farnell will allow Avnet to enhance our customer experience and accelerate our global growth.”

•

Gerry Fay, president of Avnet Electronics Marketing, worldwide, added “Premier Farnell will bolster our strategy to provide a differentiated digital experience from product ideation through its lifecycle. Premier Farnell’s customers gain access to an extensive suite of supply chain services allowing them to ramp new products to production volumes. Our customers will be able to do more technical research online through the services provided by Premier Farnell.  In addition to deepening our customer base, this acquisition will enhance our go-to-market strategy as we target the industrial Internet of Things with edge-to-enterprise products and solutions.”

•

Commenting on today’s Announcement, Valerie Gooding, the Chairman of Premier Farnell said “The Board of Premier Farnell is pleased to recommend Avnet’s cash offer for the Group which is at a 12.1% premium to the Datwyler proposal and provides our shareholders with significant value in cash for their shares. The combination of Premier Farnell and Avnet would create a leading high-service global electronic components distributor and represents a strong strategic fit.  Both companies are highly complementary in terms of product range, distribution channels and geographic footprint.”

This summary should be read in conjunction with, and is subject to, the full text of this Announcement (including the Appendices). The Transaction will be subject to the Conditions and further terms set out in Appendix 1 and to the full terms and conditions which will be set out in the Scheme Document. Appendix 2 contains a summary of the irrevocable undertakings received in relation to the Transaction.  Appendix 3 to this Announcement contains the sources of information and bases of calculation of certain information contained in this Announcement and Appendix 4 contains definitions of certain terms used in this Announcement.

A copy of this Announcement is available, subject to certain restrictions relating to persons resident in Restricted Jurisdictions, for inspection on Avnet’s website at www.ir.avnet.com and Premier Farnell’s website at www.premierfarnell.com.

Enquiries

Avnet:	+1 (480) 643-7053
Vincent Keenan
Bank of America Merrill Lynch (Financial Adviser to Avnet):	+44 (0) 20 7628 1000
Geoff Iles Shawn Liu Peter Luck (Corporate Broking) Ben Winstanley
Premier Farnell:	+44 (0) 20 7851 4107
Paul Sharma Investor Relations
Lazard (Financial Adviser to Premier Farnell):	+44 (0) 20 7187 2000

Nicholas Shott Cyrus Kapadia Vasco Litchfield Eugene Schreider
FTI Consulting (PR Adviser to Premier Farnell):	+44 (0) 20 3727 1340
Richard Mountain Andrew Lorenz
Barclays (Joint Corporate Broker to Premier Farnell):	+44 (0) 20 7623 2323
Mark Astaire Nicola Tennent Richard Bassingthwaighte
Jefferies (Joint Corporate Broker to Premier Farnell):	+44 (0) 20 7029 8000
Chris Zeal Max Jones

IMPORTANT NOTICES

Merrill Lynch International (“Bank of America Merrill Lynch”) which is authorized by the PRA and regulated by the FCA and the PRA in the UK is acting as financial adviser to Avnet and no one else in connection with the matters set out in this Announcement. In connection with such matters, Bank of America Merrill Lynch, its affiliates, and its or their respective directors, officers, employees and agents will not regard any other person as their client, nor will they be responsible to any other person for providing the protections afforded to their clients or for providing advice in relation to the contents of this Announcement or any other matter referred to herein.

Lazard & Co., Limited, which is authorised and regulated in the UK by the FCA, is acting exclusively as financial adviser to Premier Farnell and no one else in connection with the Transaction and will not be responsible to anyone other than Premier Farnell for providing the protections afforded to clients of Lazard nor for providing advice in relation to the Transaction or any other matters referred to in this Announcement. Neither Lazard nor any of its affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Lazard in connection with this Announcement, any statement contained herein or otherwise.

Barclays Bank PLC, acting through its Investment Bank (“Barclays”), which is authorised by the PRA and regulated in the United Kingdom by the FCA and the PRA, is acting exclusively for Premier Farnell and no one else in connection with the Transaction and will not be responsible to anyone other than Premier Farnell for providing the protections afforded to clients of Barclays nor for providing advice in relation to the Transaction or any other matter referred to in this Announcement.

Jefferies International Limited (“Jefferies”), which is authorised and regulated in the UK by the FCA, is acting as Broker to Premier Farnell and no one else in connection with the Transaction and will not be responsible to anyone other than Premier Farnell for providing the protections afforded to clients of Jefferies nor for providing advice in relation to the Transaction or any other matters referred to in this Announcement. Neither Jefferies nor any of its affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Jefferies in connection with this Announcement, any statement contained herein or otherwise.

Further information

This Announcement is for information purposes only and is not intended to, and does not, constitute or form part of any offer or invitation, or the solicitation of an offer, to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of, any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Transaction or otherwise. The Transaction will be implemented solely pursuant to the terms of the Scheme Document, which will contain the full terms and conditions of the Transaction, including details of how to vote in respect of the Transaction. Any decision in respect of, or other response to, the Transaction should be made only on the basis of the information contained in the Scheme Document.

This Announcement does not constitute a prospectus or prospectus equivalent document.

Avnet reserves the right to elect, with the consent of the Panel and in accordance with the terms of the Bid Conduct Agreement, to implement the Transaction by way of an Offer. In such event, such Offer will be implemented on the same terms, so far as applicable, as those which would apply to the Scheme, subject to appropriate amendments to reflect the change in methods of effecting the Transaction, including (without limitation and subject to the consent of the Panel) an acceptance condition that is set at 75 per cent., where the Premier Farnell Directors consent to a switch from a Scheme to an Offer, or 90 per cent., where there is no such consent, or such lesser percentage as Avnet may elect after, to the extent necessary, consultation with the Panel, being in any event more than 50 per cent.: (i) in nominal value of the shares to which such Offer would relate; and (ii) of the voting rights attached to those shares, including, for this purpose, any such voting rights attaching to Premier Farnell Shares that are unconditionally allotted or issued before the Offer becomes or is declared unconditional as to acceptances, whether pursuant to the exercise of any outstanding subscription or conversion rights or otherwise.

Overseas jurisdictions

The release, publication or distribution of this Announcement in jurisdictions other than the UK may be restricted by law and therefore any persons who are subject to the laws of any jurisdiction other than the UK should inform themselves about, and observe any applicable requirements. In particular, the ability of persons who are not resident in the UK to vote their Premier Farnell Shares with respect to the Scheme at the Court Meeting, or to execute and deliver forms of proxy appointing another to vote at the Court Meeting on their behalf, may be affected by the laws of the relevant jurisdictions in which they are located. This Announcement has been prepared for the purpose of complying with English law and the City Code and the information disclosed may not be the same as that which would have been disclosed if this Announcement had been prepared in accordance with the laws of jurisdictions outside the UK.

No person may vote in favour of the Transaction by any use, means, instrumentality or form within a Restricted Jurisdiction or any other jurisdiction if to do so would constitute a violation of the laws of that jurisdiction. Accordingly, copies of this Announcement and any formal documentation relating to the Transaction are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in or into or from any Restricted Jurisdiction and persons receiving such documents (including custodians, nominees and trustees) must not mail or otherwise forward, distribute or send it in or into or from any Restricted Jurisdiction. If the Transaction is implemented by way of an Offer (unless otherwise permitted by applicable law and regulation), the Offer may not be made directly or indirectly, in or into, or by the use of mails or any means or instrumentality (including, but not limited to, facsimile, e-mail or other electronic transmission, telex or telephone) of interstate or foreign commerce of, or of any facility of a national, state or other securities exchange of any Restricted Jurisdiction and the Offer may not be capable of acceptance by any such use, means, instrumentality or facilities.

Further details in relation to Overseas Shareholders will be contained in the Scheme Document.

Additional information for US investors

The Transaction relates to the shares of an English company and is being made by means of a scheme of arrangement provided for under English company law. A transaction effected by means of a scheme of arrangement is not subject to the tender offer rules or the proxy solicitation rules under the US Exchange Act. Accordingly, the Transaction is subject to the disclosure requirements and practices applicable in the UK to schemes of arrangement which differ from the disclosure requirements, style and format of US tender offer and proxy solicitation rules. If, in the future, Avnet exercises the right to implement the Transaction by way of a takeover offer and determines to extend the offer into the US, the Transaction will be made in compliance with applicable US laws and regulations. Financial information included in this Announcement and the Scheme Document has been or will have been prepared in accordance with non-US accounting standards that may not be comparable to financial information of US companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the US.

Neither the US Securities and Exchange Commission nor any securities commission of any state of the United States has approved the Transaction, passed upon the fairness of the Transaction or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offence in the United States.

Avnet reserves the right, subject to the prior consent of the Panel and the terms of the Bid Conduct Agreement, to elect to implement the Transaction by way of an Offer.  If the Transaction is implemented by way of an Offer, if required to be made in the US, it will be done in compliance with the applicable tender offer rules under the US Exchange Act, including Section 14(e) of the US Exchange Act and Regulation 14E thereunder.

In accordance with normal UK practice and pursuant to Rule 14e-5(b) of the US Exchange Act, Avnet, certain affiliated companies and the nominees or brokers (acting as agents) may make certain purchases of, or arrangements to purchase, shares in Premier Farnell other than pursuant to the Offer, until the date on which the Offer and/or the Scheme becomes effective, lapses or is withdrawn. If such purchases or arrangements to purchase were to be made, they would be made outside the US and would comply with applicable law, including the US Exchange Act. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. Any information about such purchases will be disclosed as required in the UK, will be reported to the Regulatory News Service of the London Stock Exchange and will be available on the London Stock Exchange website at http://www.londonstockexchange.com/prices-and-news/prices-news/home.htm.

Forward looking statements

This Announcement may contain certain forward-looking statements with respect to the financial condition, results of operations and business of Avnet or Premier Farnell and certain plans and objectives of Avnet with respect thereto. These forward-looking statements can be identified by the fact that they do not relate to historical or current facts. Forward-looking statements also often use words such as “anticipate”,  “target”,  “expect”,  “estimate”,  “intend”,  “plan”,  “goal”,  “believe”,  “hope”,  “aims”,  “continue”,  “will”,  “may”,  “should”,  “would”,  “could”, or other words of similar meaning. These statements are based on assumptions and assessments made by Premier Farnell and/or Avnet in light of their experience and their perception of historical trends, current conditions, future developments and other factors they believe appropriate. By their nature, forward-looking statements involve risk and uncertainty, because they relate to events and depend on circumstances that will occur in the future and the factors described in the context of such forward-looking statements in this Announcement could cause actual results and developments to differ materially from those expressed in or implied by such forward-looking statements. Although it is believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct and you are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this Announcement. Neither Premier Farnell nor Avnet assumes any obligation to update or correct the information contained in this Announcement (whether as a result of new information, future events or otherwise), except as required by applicable law.

There are several factors which could cause actual results to differ materially from those expressed or implied in forward-looking statements. Among the factors that could cause actual results to differ materially from those described in the forward-looking statements are changes in the global, political, economic, business and competitive environments, market and regulatory forces, future exchange and interest rates, changes in tax rates, and future business combinations or dispositions.

No profit forecast or estimates

No statement in this Announcement is intended as a profit forecast or profit estimate for any period. No statement in this Announcement should be interpreted to mean that earnings per Premier Farnell Share or earnings per Avnet Share for the current or future financial years would necessarily match or exceed the historical published earnings per Premier Farnell Share or earnings per Avnet Share.

Dealing and Opening Position Disclosure Requirements of the City Code

Under Rule 8.3(a) of the City Code, any person who is interested in one per cent. or more of any class of relevant securities of an offeree company or of any securities exchange offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the Offer Period and, if later, following the announcement in which any securities exchange offeror is first identified.

An Opening Position Disclosure must contain details of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 p.m. (London time) on the 10th business day following the commencement of the Offer Period and, if appropriate, by no later than 3.30 p.m. (London time) on the 10th business day following the announcement in which any securities exchange offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a securities exchange offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the City Code, any person who is, or becomes, interested in one per cent. or more of any class of relevant securities of the offeree company or of any securities exchange offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any securities exchange offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror, save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 p.m. (London time) on the business day following the date of the relevant dealing.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a securities exchange offeror, they will be deemed to be a single person for the purpose of Rule 8.3.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Panel’s website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the Offer Period commenced and when any offeror was first identified. If you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure, you should contact the Panel’s Market Surveillance Unit on +44 (0)20 7638 0129.

In accordance with the City Code, normal United Kingdom market practice and Rule 14e-5(b) of the US Exchange Act, Barclays and its affiliates will continue to act as exempt principal trader in Premier Farnell securities on the London Stock Exchange. These purchases and activities by exempt principal traders which are required to be made public in the United Kingdom pursuant to the City Code will be reported to a Regulatory Information Service and will be available on the London Stock Exchange website at www.londonstockexchange.com. This information will also be publicly disclosed in the United States to the extent that such information is made public in the United Kingdom.

Shares in issue

In accordance with Rule 2.10 of the City Code, Premier Farnell confirms that, as at the date of this Announcement, it has 371,707,713 shares of 5 pence each in issue and admitted to trading on the Main Market of the London Stock Exchange. The International Securities Identification Number for the Premier Farnell Shares is GB0003318416.

Publication on website

This Announcement and the documents required to be published pursuant to Rule 26.1 of the City Code will be available free of charge, subject to certain restrictions relating to persons resident in Restricted Jurisdictions, on Avnet’s website at www.ir.avnet.com and Premier Farnell’s website at www.premierfarnell.com by no later than 12.00 p.m. on the Business Day following this Announcement.

Neither the content of any website referred to in this Announcement nor the content of any website accessible from hyperlinks is incorporated into, or forms part of, this Announcement.

You may request a hard copy of this Announcement by contacting Premier Farnell plc on +44 (0) 20  7851 4107. You may also request that all future documents, announcements and information to be sent to you in relation to the Transaction should be in hard copy form.

Information relating to Premier Farnell Shareholders

Please be aware that addresses, electronic addresses and certain other information provided by Premier Farnell Shareholders, persons with information rights and other relevant persons for the receipt of communications from Premier Farnell may be provided to Avnet during the Offer Period as required under Section 4 of Appendix 4 of the City Code to comply with Rule 2.12(c) of the City Code.

Rounding

Certain figures included in this Announcement have been subjected to rounding adjustments. Accordingly, figures shown for the same category presented in different tables may vary slightly and figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

Time

All times shown in this Announcement are London times, unless otherwise stated.

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION

FOR IMMEDIATE RELEASE

28 July 2016

RECOMMENDED CASH OFFER

for

Premier Farnell plc (“Premier Farnell”)

by

Avnet, Inc.  (“Avnet”)

or a wholly owned subsidiary of Avnet

to be effected by means of a scheme of arrangement under
Part 26 of the Companies Act 2006

1.Introduction

The Boards of Avnet and Premier Farnell are pleased to announce that they have reached agreement on the terms of a recommended offer for the entire issued and to be issued share capital of Premier Farnell by Avnet or a wholly owned subsidiary of Avnet.

It is currently intended that the Transaction will be implemented by way of a court-sanctioned scheme of arrangement under Part 26 of the Companies Act 2006.

2.The Transaction

Under the terms of the Transaction, which will be subject to the Conditions and certain further terms set out in Appendix 1 and to the full terms and conditions which will be set out in the Scheme Document, each Premier Farnell Shareholder will be entitled to receive:

for each Premier Farnell Share:185 pence in cash (the “Cash Consideration”).

The Transaction values the entire issued and to be issued share capital of Premier Farnell at £691 million and represents a premium of approximately:

•	12.1 per cent. to the Datwyler offer of 165 pence per Premier Farnell Share, announced on 14 June; and

•

69.3 per cent. to the Closing Price of 109.25 pence per Premier Farnell Share on 13 June 2016, being the last Business Day before the date upon which Datwyler announced a firm intention to make its offer.

The Cash Consideration implies an enterprise value of £868 million.

3. Background to and reasons for the Transaction

Avnet believes the combination of Avnet and Premier Farnell represents a strong strategic fit and is highly attractive. Both companies share very similar strategic values and are highly complementary in terms of product range, distribution channels and geographic footprint.

Due to the changing preferences of Avnet’s design engineering customers to do technical research online, and increased pressure on distributors as upstream consolidation of component suppliers accelerates,  Avnet believes having deep digital technical content and ability to service customers earlier in the design process will be increasingly important.  A combination with Premier Farnell would dramatically accelerate Avnet’s digital capabilities, affording it pure play offerings in both the broad-line and high value space.   Avnet also believes there are significant synergies between its business and that of Premier Farnell that can accelerate the growth of the Combined Group.

The Transaction would create a leading high-service global electronic components distributor and the combined platform will enable the Combined Group to realise additional economies of scale.

The enhanced offerings brought about by a combination of the two businesses is expected to generate revenue synergies from cross-selling and line-fill effects, as well as utilizing the strength of the Combined Group’s procurement position.

The Transaction is expected to be EPS accretive immediately from completion, even before considering further positive effects from any synergies realised. In addition, the Combined Group is expected to have a conservative capital structure.

4. Background to and reasons for the Premier Farnell Directors’ recommendation

On 14 June 2016, it was announced that the Directors of Datwyler Holding AG (“Datwyler”) and Premier Farnell had reached agreement on the terms of a recommended acquisition by Datwyler Technical Components UK Limited, a wholly-owned subsidiary of Datwyler, of the entire issued and to be issued share capital of Premier Farnell for 165 pence in cash per Premier Farnell Share (the “Datwyler Offer”). The Datwyler Scheme Document was posted to Premier Farnell Shareholders on 5 July 2016.

After the announcement of the Datwyler  Offer, Premier Farnell was approached by Avnet regarding a possible competing offer. In accordance with the requirements of the City Code, the Premier Farnell Directors granted Avnet access to certain due diligence information.

The Premier Farnell Directors consider Avnet to be a strong counterparty and believe that the proposed combination possesses a highly compelling strategic rationale underpinned by complementarity in terms of product range, distribution channels and geographic exposure. The Transaction is expected by the Premier Farnell Directors to enable Premier Farnell to extend the reach of its attractive customer proposition and strong early stage design offering and, combined with Avnet’s pre-eminence in the high-volume market, the Combined Group would be a global leading high-service electronics distributor. The Transaction is also expected by Avnet to lead to the realisation of scale and efficiency gains.

The Premier Farnell Directors believe that Premier Farnell’s customers will benefit from an enhanced breadth and depth of products and greater support through their design to production processes from the combination with Avnet, whilst continuing to benefit from the existing service proposition.

In evaluating the Avnet  offer, the Premier Farnell Directors have also considered valuation, transaction timing and execution risk. The Cash Consideration of 185 pence per Premier Farnell Share under the Avnet offer represents a significant premium both to the price per Premier Farnell Share offered by Datwyler in the Datwyler Offer (12.1 per cent.), and to the Closing Price per Premier Farnell Share on the last Business Day before the Datwyler  Offer was announced (69.3 per cent.).

The Premier Farnell Directors therefore believe that the Cash Consideration represents substantial cash value for Premier Farnell Shareholders.

5. Recommendation by Premier Farnell Directors

The Premier Farnell Directors, who have been so advised by Lazard, consider the financial terms of the Transaction to be fair and reasonable. In providing its advice, Lazard has taken into account the commercial assessments of the Premier Farnell Directors.

The Premier Farnell Directors intend to recommend unanimously that Premier Farnell Shareholders vote in favour of the resolutions relating to the Transaction at the Meetings (or, if the Transaction is implemented by way of an Offer, to accept such offer).

In light of the Premier Farnell Directors’ intention to recommend the Transaction, Premier Farnell has today announced that it has withdrawn its recommendation of the Datwyler Offer and that it proposes to adjourn the Premier Farnell shareholder meetings convened for 29 July 2016 to consider the Datwyler  Offer.

6.Information relating to Avnet

Avnet distributes electronic components, enterprise computer and storage products, IT solutions and services and embedded subsystems in the Americas, Europe, the Middle East, Africa, and the Asia/Pacific. It operates through two segments, Electronics Marketing (“EM”) and Technology Solutions (“TS”).

The EM segment markets and sells semiconductors, interconnect, passive, and electromechanical devices, and embedded products for the electronic component manufacturers, as well as offering an array of value-added services that enable customers to evaluate, design-in, and procure electronic components throughout the lifecycle of their technology products and systems. This segment offers its products and services to various customer bases serving automotive, communications, computer hardware and peripherals, industrial and manufacturing, medical equipment, and defense and aerospace end-markets.

The TS segment distributes enterprise computing servers and systems, software, storage, services, and complex solutions; and provides hard disk drives, microprocessors, motherboards, and DRAM module technologies to manufacturers of general-purpose computers and system builders. It also works with business partners to create and deliver data center and IT lifecycle solutions that solve the business challenges of end-user customers, as well as offering education, tools, resources, skill, and support solutions.

Avnet was founded in 1921 and is headquartered in Phoenix, Arizona.  In its fiscal year ended 27 June 2015, Avnet reported consolidated sales of approximately $27.9 billion.  As of 27 July 2016, Avnet’s market capitalisation was approximately $5.25 billion.

7.Information relating to Premier Farnell

Premier Farnell is a global leader in the distribution of technology products and solutions for electronic system design, production, maintenance and repair. Premier Farnell supports millions of engineers and purchasing professionals globally by distributing a comprehensive range of products, and providing services and solutions throughout Europe, North America and Asia Pacific. The Premier Farnell Group stocks in excess of 650,000 products, represents over 3,000 manufacturer brands and, through its direct presence in 38 countries, trades in over 100 countries.

Premier Farnell comprises two main businesses: (i) element14 (which trades as Farnell element14 in Europe, Newark element14 in North America and element14 across Asia Pacific) distributes electronic components and related products, and (ii) CPC/MCM supplies mainly finished electrical products to customers in the UK and North America.

Premier Farnell employs approximately 3,600 people, and is headquartered in Leeds, United Kingdom.

In March 2016, Premier Farnell completed the sale of Akron Brass Holding Corp. for an enterprise valuation of approximately US$224.2 million, representing 8.8x FY15 EBITDA. Premier Farnell reported revenues from continuing operations of £903.9 million for the financial year ended 31 January 2016.

On 27 June 2016, Premier Farnell announced that it had completed the sale of Cadsoft Computer GmbH (“Cadsoft”) and the assets used in connection with the sale of Cadsoft products in the US to Autodesk Inc.

8.Management and employees of Premier Farnell

Avnet attaches great importance to the track record, skills and experience of the existing management and employees of Premier Farnell. The Transaction will augment the capabilities of both Avnet and Premier Farnell and will offer attractive career opportunities for employees to progress in a business of greater size and scope that incorporates the skills and talents present in both groups.

Avnet considers that Premier Farnell’s management team is a key part of the attractiveness of the Transaction. Avnet intends to enter into discussions with senior management of Premier Farnell regarding their potential continuing involvement in the Combined Group. There are no agreements or arrangements between Avnet and senior management of Premier Farnell.

Avnet confirms that following completion of the Transaction, the existing contractual and statutory employment rights, including in relation to pensions, of all existing Premier Farnell employees will be respected. Further information will be set out in the Scheme Document.

9.Pensions

Premier Farnell participates in a number of pension schemes, including the Premier Farnell UK Pension Scheme. Avnet intends that, following completion of the Transaction, Premier Farnell will comply with its current obligations in relation to all its pension schemes.

A Memorandum of Understanding dated 25 July 2016, between Avnet and the trustees of the Premier Farnell UK Pension Scheme (the “Trustees”), sets out the understanding of Avnet and the Trustees as to the funding and operation of the Premier Farnell UK Pension Scheme following the Transaction. Other than for certain confidentiality provisions, the Memorandum of Understanding is not legally binding.

The Memorandum of Understanding provides certain confirmations from Avnet which are intended to give the Trustees comfort that the covenant strength of Premier Farnell, as an employer in relation to the Premier Farnell UK Pension Scheme, will not be adversely impacted by the Transaction. It also includes commitments as to the provision of information to the Trustees by Avnet and Premier Farnell, so that the Trustees can continue to monitor the employer covenant.

10.Premier Farnell Share Schemes

Participants in the Premier Farnell Share Schemes will be contacted regarding the effect of the Transaction on their rights under such schemes with details of the proposals made to them with respect to their rights.

11.Dividends

If any dividend or other distribution (including any return of capital) is authorised, declared, made or paid by Premier Farnell on or after the date of this Announcement and prior to the Effective Date, Avnet reserves the right to reduce the Cash Consideration by the amount of all or part of any such dividend or other distribution.

12.Undertakings

Avnet has received an undertaking to vote in favour of the Resolutions (or in the event that the Transaction is implemented by way of an Offer, to accept or procure acceptance of such Offer) in respect of 30,313,769 Premier Farnell Shares, representing approximately 8.2 per cent. of the share capital of Premier Farnell in issue at close of business on 27  July 2016 (being the last Business Day before the date of this Announcement), as described further below.

Avnet has received further undertakings from persons who have entered into contracts for difference in relation to Premier Farnell Shares to direct, to the extent the provider of the undertaking is able under the relevant contracts for difference, that the underlying holder of the Premier Farnell Shares either votes in favour of the Resolutions (or, if the Transaction is implemented as an Offer, to accept such Offer) or closes out the relevant contracts for difference to enable the provider of the undertaking so to vote, in respect of, in aggregate, 25,575,000 Premier Farnell Shares, representing approximately 6.9 per cent. of the share capital of Premier Farnell in issue as at close of business on 27 July 2016 (being the last Business Day before the date of this Announcement), as described further below.

Avnet has received an undertaking to vote in favour of the Resolutions (or in the event that the Transaction is implemented by way of an Offer, to accept or procure acceptance of such Offer) from:

•

M&G, in respect of 30,313,769 Premier Farnell Shares, representing approximately 8.2 per cent. of the share capital of Premier Farnell in issue at close of business on 27 July 2016 (being the last Business Day before the date of this Announcement). This undertaking will cease to be binding upon the Scheme being withdrawn or lapsing in accordance with its terms (other than as a result of a switch to an Offer). It will also cease to be binding if a third party announces a firm intention to make or revise an offer for all of the Premier Farnell Shares for consideration per share greater than the Cash Consideration and Avnet has not within 21 days of the date of announcement of such competing offer announced a revision to the Transaction the terms of which provide a price per share equal to or greater than that offered under such competing offer.

Avnet has received an undertaking from the following that it will request the underlying holders of Premier Farnell Shares in respect of which the provider of the undertaking has entered into contracts for difference to close out the relevant contracts for difference such that the provider of the undertaking may vote in favour of the Resolutions (or in the event that the Transaction is implemented by way of an Offer, to accept or procure acceptance of such Offer):

•

P. Schoenfeld Asset Management, in respect of 8,375,000 Premier Farnell Shares, representing approximately 2.3 per cent. of the share capital of Premier Farnell in issue at close of business on 27 July 2016 (being the last Business Day before the date of this Announcement). This undertaking will cease to be binding upon the Scheme being withdrawn or lapsing in accordance with its terms (other than as a result of a switch to an Offer). It will also cease to be binding if a third party announces a firm intention to make or revise an offer for all of the Premier Farnell Shares for consideration per share greater than the Cash Consideration and Avnet has not within 21 days of the date of announcement of such competing offer announced a revision to the Transaction the terms of which provide a price per share equal to or greater than that offered under such competing offer. The provisions of the undertaking relating to Premier Farnell Shares the subject of contracts for difference will cease to be operative if P. Schoenfeld Asset Management, acting in good faith, gives written notice to Avnet that terminating or unwinding the relevant contracts for difference would have material adverse financial consequences for P. Schoenfeld Asset Management (but excluding for this purpose liability to pay stamp duty).

Avnet has received undertakings from the following to direct, to the extent that the holders of the relevant contracts for difference are able, the underlying holders of the Premier Farnell Shares the subject of contracts for difference to vote in favour of the Resolutions (or in the event that the Transaction is implemented by way of an Offer, to accept or procure acceptance of such Offer) or to instruct, subject to the underlying holders of the Premier Farnell Shares agreeing to do so, the underlying holders to close out the contracts for difference such that the provider of the undertaking may vote the Premier Farnell Shares in favour of the Resolutions (or in the event that the Transaction is implemented by way of an Offer, may accept or procure acceptance of such Offer):

•

Pine River, in respect of 5,000,000 Premier Farnell Shares, representing approximately 1.3 per cent. of the share capital of Premier Farnell in issue at close of business on 27 July 2016 (being the last Business Day before the date of this Announcement). This undertaking will cease to be binding upon the Scheme being withdrawn or lapsing in accordance with its terms (other than as a result of a switch to an Offer). It will also cease to be binding if a third party announces a firm intention to make or revise an offer for all of the Premier Farnell Shares for consideration per share greater than the Cash Consideration and Avnet has not within 21 days of the date of announcement of such competing offer announced a revision to the Transaction the terms of which provide a price per share equal to or greater than that offered under such competing offer.  The provisions of the undertaking relating to Premier Farnell Shares the subject of contracts for difference will cease to be operative if Pine River, acting in good faith, gives written notice to Avnet that terminating or unwinding the relevant contracts for difference would have material adverse financial consequences for Pine River (but excluding for this purpose liability to pay stamp duty); and

•

Sand Grove, in respect of 12,200,000 Premier Farnell Shares, representing approximately 3.3 per cent. of the share capital of Premier Farnell in issue at close of business on 27 July 2016 (being the last Business Day before the date of this Announcement). This undertaking will cease to be binding upon the Scheme being withdrawn or lapsing in accordance with its terms (other than as a result of a switch to an Offer). It will also cease to be binding if a third party announces a firm intention to make or revise an offer for all of the Premier Farnell Shares for consideration per share greater than the Cash Consideration and Avnet has not within 21 days of the date of announcement of such competing offer announced a revision to the Transaction the terms of which provide a price per share equal to or greater than that offered under such competing offer.

Therefore, in aggregate, Avnet has received undertakings representing 15.0 per cent. of the share capital of Premier Farnell in issue as at the close of business on 27 July 2016.

Further details of these undertakings are set out in Appendix 2 to this Announcement.

13. Conditions to the Transaction

The Transaction will be subject to the Conditions and to the further terms and conditions referred to in Appendix 1 to this Announcement and to be set out in the Scheme Document to be sent to Premier Farnell Shareholders.

The Transaction is conditional upon the receipt of anti-trust consents as referred to in paragraphs 2 to 4 of Part A of Appendix 1.

In addition, the Transaction is conditional, among other things, on:

•

the Meetings being held no later than the 22nd day after the expected date of the Meetings to be set out in the Scheme Document in due course (or such later date (if any) as shall be the later of (a) any date as may be agreed between Avnet and Premier Farnell and allowed by the Court and (b) the date determined by the Panel as being the earliest date for such meetings to be held);

•

approval by a majority in number representing not less than three-fourths in value of the Scheme Shareholders at the Court Meeting and by Premier Farnell Shareholders representing at least 75 per cent. of the votes cast at the Premier Farnell General Meeting;

•

the Scheme being sanctioned by the Court no later than the 22nd day after the expected date of the Scheme Court Hearing to be set out in the Scheme Document in due course (or such later date (if any) of (a) any date as may be agreed between Avnet and Premier Farnell and allowed by the Court and (b) the date determined by the Panel as being the earliest date that the Scheme can become effective); and

•	the Scheme becoming effective no later than the Long Stop Date (unless extended with the agreement of Avnet and Premier Farnell and, if required, the Court).

14.Financing of the Transaction

The Cash Consideration payable by Avnet pursuant to the Transaction will be funded entirely from new bank facilities with Bank of America, N.A.

Bank of America Merrill Lynch, financial adviser to Avnet, is satisfied that sufficient financial resources are available to Avnet to enable it to satisfy, in full, the Cash Consideration payable to Premier Farnell Shareholders by Avnet pursuant to the terms of the Transaction.

15.Structure of the Transaction

It is currently intended that the Transaction will be implemented by means of a court-sanctioned scheme of arrangement between Premier Farnell and the Scheme Shareholders under Part 26 of the Companies Act 2006. The purpose of the Scheme is to provide for Avnet to become owner of the whole of the issued and to be issued share capital of Premier Farnell.

Under the Scheme, the Scheme Shares will be transferred to Avnet, in consideration for which Scheme Shareholders will receive the Cash Consideration on the basis set out in paragraph 2 of this Announcement.

To become effective, the Scheme requires the approval of Scheme Shareholders by the passing of a special resolution at the Court Meeting. The resolution must be approved by a  majority in number of the Scheme Shareholders present and voting (and entitled to vote), either in person or by proxy, representing not less than 75 per cent. of the Scheme Shares held by such Scheme Shareholders. To become effective, the Scheme also requires a special resolution to be passed at the Premier Farnell General Meeting, which requires the approval of Premier Farnell Shareholders representing at least 75 per cent. of the votes cast at the Premier Farnell General Meeting (either in person or by proxy). The Premier Farnell General Meeting will be held immediately after the Court Meeting.

Following the Meetings, the Scheme must be sanctioned by the Court. The Scheme will only become effective once a copy of the Scheme Court Order is delivered to the Registrar of Companies. Upon the Scheme becoming effective, it will be binding on all Premier Farnell Shareholders, whether or not they attended or voted at the Meetings. The Cash Consideration will be despatched by Avnet to Scheme Shareholders no later than 14 days after the Effective Date.

16.Expected timetable

The Scheme Document, which is expected to be despatched to Premier Farnell Shareholders as soon as practicable and, in any event, within 28 days of the date of this Announcement (unless Avnet and Premier Farnell otherwise agree, and the Panel consents, to a later date), will include full details of the Scheme, together with notices of the Court Meeting and the Premier Farnell General Meeting and the expected timetable, and will specify the action to be taken by Scheme Shareholders.

Subject to the satisfaction, or (where relevant) waiver, of all relevant Conditions as set out in Appendix 1 to this Announcement, it is expected that the Scheme will become effective and the Transaction will be completed during 2016.

17.Overseas Shareholders

The distribution of this Announcement to persons not resident in the UK and/or the ability of such persons to vote on the Transaction at the Meetings (or, if the Transaction is implemented as an Offer, to accept such Offer) may be prohibited or affected by the laws of the relevant jurisdictions in which such persons are resident. Such persons should inform themselves about, and observe, any applicable requirements. Further details in relation to Overseas Shareholders will be contained in the Scheme Document.

18.Disclosure of interests in Premier Farnell Shares

So far as Avnet is aware, neither Avnet, nor any persons acting in concert with it hold any interest in, right to subscribe for, or had borrowed or lent any Premier Farnell Shares or securities convertible or exchangeable into Premier Farnell  Shares, nor did any such person have any short position (whether conditional or absolute and whether in the money otherwise), including any short position under a derivative, any agreement to sell or any delivery obligation or right to require another person to take delivery, or any dealing arrangement of the kind referred to in Note 11 of the definition of acting in concert in the City Code, in relation to Premier Farnell  Shares or in relation to any securities convertible or exchangeable into Premier Farnell  Shares. An Opening Position Disclosure will be made to this effect setting out details required to be disclosed under Rule 8.1(a) of the City Code.

In the interests of secrecy prior to releasing this Announcement, it has not been practicable for Avnet to have made any enquiries of certain parties who may be deemed by the Panel to be acting in concert with Avnet. Enquiries of such parties will be made as soon as practicable following the date of the Announcement and Avnet confirms that further disclosure in accordance with Rule 8.1(a) and Note 2(a)(i) on Rule 8 of the City Code will be made as soon as possible, if required.

19.Documents available for inspection

Copies of the following documents will by no later than 12.00 p.m. on the Business Day following the date of this Announcement be published on Avnet’s website at www.ir.avnet.com and on Premier Farnell’s website at www.premierfarnell.com until the Scheme has become effective, or has lapsed or been withdrawn:

•	this Announcement;
•	the undertakings listed in Appendix 2;
•	the financing documents relating to the facility referred to in paragraph 14;
•	the Confidentiality Agreement described in paragraph 20;

•	the Clean Team Agreements described in paragraph 20;
•	the Memorandum of Understanding between Avnet and the Trustees of the Premier Farnell UK Pension Scheme described in paragraph 9;
•	the UK Pension Scheme NDA described in paragraph 20; and
•	the Bid Conduct Agreement.

20. Transaction related arrangements

Confidentiality Agreement

Avnet and Premier Farnell entered into the Confidentiality Agreement on 11 January 2016 pursuant to which each party has undertaken to keep confidential information relating to the other and/or to the Transaction and not to disclose it to third parties (other than to permitted disclosees) unless required by law or regulation. These confidentiality obligations will remain in force until 11 January 2018.

Clean Team Agreements

Avnet and Premier Farnell have also entered into an “outside counsel” clean team deed and a commercial clean team agreement, each dated 5 July 2016, which set out how certain confidential information that is commercially and/or competitively sensitive can be disclosed, used or shared. These agreements supplement, and incorporate some of the terms of, the Confidentiality Agreement.

Memorandum of Understanding

A Memorandum of Understanding dated 25 July 2016, between Avnet and the Trustees, sets out the understanding of Avnet and the Trustees as to the funding and operation of the Premier Farnell UK Pension Scheme following the Transaction. The terms are summarised in paragraph 9 above.

Avnet and the Trustees of the Premier Farnell UK Pension Scheme also entered into a confidentiality agreement on 20 July 2016 pursuant to which the Trustees have undertaken to keep confidential information relating to Avnet and to the Transaction (the “UK Pension Scheme NDA”). These confidentiality obligations will remain in force until January 2018.

Bid Conduct Agreement

Avnet and Premier Farnell have entered into the Bid Conduct Agreement pursuant to which Avnet has agreed to use best endeavours to secure the regulatory clearances and authorisations necessary to satisfy certain regulatory conditions, including by offering any commercially reasonable undertakings, commitments or measures to the relevant authorities.

Avnet and Premier Farnell have agreed to co-operate and provide each other with necessary information, assistance and access in relation to the filings, submissions and notifications to be made in relation to such regulatory clearances and authorisations. Avnet has also agreed to provide Premier Farnell with reasonable information, assistance and access for the preparation of the Scheme Document.

The Bid Conduct Agreement will terminate in certain circumstances, including if: any of the Premier Farnell Board withdraws or adversely modifies its unanimous and unconditional recommendation of the Transaction; a competing offer is recommended by the Premier Farnell Board or becomes effective or is declared or becomes unconditional in all respects; if any Condition is not satisfied or becomes incapable of satisfaction (with the agreement of the Panel, where required); if the Scheme is withdrawn or lapses (other than as a result of Avnet switching to an Offer); if the Court Meeting and the Sanction Hearing, respectively, are not held within 22 days after the expected date for such meeting and hearing set out in the Scheme Document; and if the Scheme does not become effective in accordance with its terms by the Long Stop Date.

The Bid Conduct Agreement records Avnet’s and Premier Farnell’s intention to implement the Transaction by way of the Scheme, subject to the right of Avnet (with the consent of the Panel) to proceed by way of an Offer as set out in paragraph 22 below. The Bid Conduct Agreement also contains provisions that apply in relation to the Premier Farnell Share Schemes.

21. Delisting and cancellation of trading

The last day of dealings in, and registration of transfers of, Premier Farnell Shares on the London Stock Exchange is expected to be the Business Day immediately prior to the Effective Date and no transfers will be registered after 6:00 p.m. on that date.

It is intended that applications will be made to the London Stock Exchange to cancel trading in Premier Farnell Shares on its Main Market for listed securities, and to the UK Listing Authority to cancel the listing of the Premier Farnell Shares on the Official List, in each case with effect from or shortly following the Effective Date.

On the Effective Date, entitlements to Premier Farnell Shares held within the CREST system will be cancelled, and share certificates in respect of Premier Farnell Shares will cease to be valid.

Avnet intends, following a delisting, to re-register Premier Farnell as a private limited company as soon as it is appropriate to do so under the provisions of the Companies Act 2006.

22.General

Avnet reserves the right, subject to the prior consent of the Panel and in accordance with the terms of the Bid Conduct Agreement, to elect to implement the Transaction by way of an Offer for the entire issued and to be issued share capital of Premier Farnell not already held by Avnet, as an alternative to the Scheme. In such an event, such Offer will be implemented on the same terms (subject to appropriate amendments as described in Part C of Appendix 1), so far as applicable, as those which would apply to the Scheme.

If the Transaction is effected by way of an Offer and such Offer becomes or is declared unconditional in all respects and sufficient acceptances are received, Avnet intends to exercise its rights to apply the provisions of Chapter 3 of Part 28 of the Companies Act 2006 to acquire compulsorily the remaining Premier Farnell Shares in respect of which the Offer has not been accepted.

Investors should be aware that Avnet or its wholly owned subsidiary formed to undertake the Transaction may purchase Premier Farnell Shares otherwise than under any takeover offer or scheme of arrangement relating to the Transaction, such as in open market or privately negotiated purchases.

This Announcement contains inside information for the purposes of Article 7 of the Market Abuse Regulation (EU) No 596/2014 (“MAR”). Market soundings, as defined in MAR, were taken in respect of the possible offer, with the result that certain persons became aware of inside information, as permitted by MAR. That inside information is set out in this Announcement. Therefore, those persons that received inside information in a market sounding are no longer in possession of inside information relating to Premier Farnell and its securities.

23.Consents

Bank of America Merrill Lynch and Lazard have given and not withdrawn their consent to the publication of this Announcement with the inclusion in it of the references to their respective names and (where applicable) advice in the form and context in which they appear.

Enquiries

Avnet:	+1 (480) 643-7053
Vincent Keenan
Bank of America Merrill Lynch (Financial Adviser to Avnet):	+44 (0) 20 7628 1000
Geoff Iles Shawn Liu Peter Luck (Corporate Broking) Ben Winstanley

Premier Farnell:	+44 (0) 20 7851 4107
Paul Sharma Investor Relations
Lazard (Financial Adviser to Premier Farnell):	+44 (0) 20 7187 2000
Nicholas Shott Cyrus Kapadia Vasco Litchfield Eugene Schreider
FTI Consulting (PR Adviser to Premier Farnell):	+44 (0) 20 3727 1340
Richard Mountain
Andrew Lorenz
Barclays (Joint Corporate Broker to Premier Farnell):	+44 (0) 20 7623 2323
Mark Astaire
Nicola Tennent
Richard Bassingthwaighte
Jefferies (Joint Corporate Broker to Premier Farnell):	+44 (0) 20 7029 8000
Chris Zeal
Max Jones

IMPORTANT NOTICES

Bank of America Merrill Lynch which is authorised by the PRA and regulated by the FCA and the PRA in the UK is acting as financial advisers to Avnet and no one else in connection with the matters set out in this Announcement. In connection with such matters, Bank of America Merrill Lynch, its affiliates, and its or their respective directors, officers, employees and agents will not regard any other person as their client, nor will they be responsible to any other person for providing the protections afforded to their clients or for providing advice in relation to the contents of this Announcement or any other matter referred to herein.

Lazard & Co., Limited, which is authorised and regulated in the UK by the FCA, is acting exclusively as financial adviser to Premier Farnell and no one else in connection with the

Transaction and will not be responsible to anyone other than Premier Farnell for providing the protections afforded to clients of Lazard nor for providing advice in relation to the Transaction or any other matters referred to in this Announcement. Neither Lazard nor any of its affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Lazard in connection with this Announcement, any statement contained herein or otherwise.

Barclays, which is authorised by the PRA and regulated in the United Kingdom by the FCA and the PRA, is acting exclusively for Premier Farnell and no one else in connection with the Transaction and will not be responsible to anyone other than Premier Farnell for providing the protections afforded to clients of Barclays nor for providing advice in relation to the Transaction or any other matter referred to in this Announcement.

Jefferies, which is authorised and regulated in the UK by the FCA, is acting as Broker to Premier Farnell and no one else in connection with the Transaction and will not be responsible to anyone other than Premier Farnell for providing the protections afforded to clients of Jefferies nor for providing advice in relation to the Transaction or any other matters referred to in this Announcement. Neither Jefferies nor any of its affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Jefferies in connection with this Announcement, any statement contained herein or otherwise.

Further information

This Announcement is for information purposes only and is not intended to, and does not, constitute or form part of any offer or invitation, or the solicitation of an offer, to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of, any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Transaction or otherwise. The Transaction will be implemented solely pursuant to the terms of the Scheme Document, which will contain the full terms and conditions of the Transaction, including details of how to vote in respect of the Transaction. Any decision in respect of, or other response to, the Transaction should be made only on the basis of the information contained in the Scheme Document.

This Announcement does not constitute a prospectus or prospectus equivalent document.

Avnet reserves the right to elect, with the consent of the Panel and in accordance with the terms of the Bid Conduct Agreement, to implement the Transaction by way of an Offer. In such event, such Offer will be implemented on the same terms, so far as applicable, as those which would apply to the Scheme, subject to appropriate amendments to reflect the change in methods of effecting the Transaction, including (without limitation and subject to the consent of the Panel) an acceptance condition that is set at 75 per cent., where the Premier Farnell Directors consent to a switch from a Scheme to an Offer, or 90 per cent., where there is no such consent, or such lesser percentage as Avnet may elect after, to the extent necessary, consultation with the Panel, being in any event more than 50 per cent.: (i) in nominal value of the shares to which such Offer would relate; and (ii) of the voting rights attached to those shares, including, for this purpose, any such voting rights attaching to Premier Farnell Shares that are unconditionally allotted or issued before the Offer becomes or is declared unconditional as to acceptances, whether pursuant to the exercise of any outstanding subscription or conversion rights or otherwise.

Overseas jurisdictions

The release, publication or distribution of this Announcement in jurisdictions other than the UK may be restricted by law and therefore any persons who are subject to the laws of any jurisdiction other than the UK should inform themselves about, and observe any applicable requirements. In particular, the ability of persons who are not resident in the UK to vote their Premier Farnell Shares with respect to the Scheme at the Court Meeting, or to execute and deliver forms of proxy appointing another to vote at the Court Meeting on their behalf, may be affected by the laws of the relevant jurisdictions in which they are located. This Announcement has been prepared for the purpose of complying with English law and the City Code and the information disclosed may not be the same as that which would have been disclosed if this Announcement had been prepared in accordance with the laws of jurisdictions outside the UK.

No person may vote in favour of the Transaction by any use, means, instrumentality or form within a Restricted Jurisdiction or any other jurisdiction if to do so would constitute a violation of the laws of that jurisdiction. Accordingly, copies of this Announcement and any formal documentation relating to the Transaction are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in or into or from any Restricted Jurisdiction and persons receiving such documents (including custodians, nominees and trustees) must not mail or otherwise forward, distribute or send it in or into or from any Restricted Jurisdiction. If the Transaction is implemented by way of an Offer (unless otherwise permitted by applicable law and regulation), the Offer may not be made directly or indirectly, in or into, or by the use of mails or any means or instrumentality (including, but not limited to, facsimile, e-mail or other electronic transmission, telex or telephone) of interstate or foreign commerce of, or of any facility of a national, state or other securities exchange of any Restricted Jurisdiction and the Offer may not be capable of acceptance by any such use, means, instrumentality or facilities.

Further details in relation to Overseas Shareholders will be contained in the Scheme Document.

Additional information for US investors

The Transaction relates to the shares of an English company and is being made by means of a scheme of arrangement provided for under English company law. A transaction effected by means of a scheme of arrangement is not subject to the tender offer rules or the proxy solicitation rules under the US Exchange Act. Accordingly, the Transaction is subject to the disclosure requirements and practices applicable in the UK to schemes of arrangement which differ from the disclosure requirements, style and format of US tender offer and proxy solicitation rules. If, in the future, Avnet exercises the right to implement the Transaction by way of a takeover offer and determines to extend the offer into the US, the Transaction will be made in compliance with applicable US laws and regulations. Financial information included in this Announcement and the Scheme Document has been or will have been prepared in accordance with non-US accounting standards that may not be comparable to financial information of US companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the US.

Neither the US Securities and Exchange Commission nor any securities commission of any state of the United States has approved the Transaction, passed upon the fairness of the Transaction or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offence in the United States.

Avnet reserves the right, subject to the prior consent of the Panel and the terms of the Bid Conduct Agreement, to elect to implement the Transaction by way of an Offer.  If the Transaction is implemented by way of an Offer, if required to be made in the US, it will be done in compliance with the applicable tender offer rules under the US Exchange Act, including Section 14(e) of the US Exchange Act and Regulation 14E thereunder. In accordance with normal UK practice and pursuant to Rule 14e-5(b) of the US Exchange Act, Avnet, certain affiliated companies and the nominees or brokers (acting as agents) may make certain purchases of, or arrangements to purchase, shares in Premier Farnell outside such an Offer during the period in which such an Offer would remain open for acceptance. If such purchases or arrangements to purchase were to be made, they would be made outside the US and would comply with applicable law, including the US Exchange Act. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. Any information about such purchases will be disclosed as required in the UK, will be reported to the Regulatory News Service of the London Stock Exchange and will be available on the London Stock Exchange website at http://www.londonstockexchange.com/prices-and-news/prices-news/home.htm.

Forward looking statements

This Announcement may contain certain forward-looking statements with respect to the financial condition, results of operations and business of Avnet or Premier Farnell and certain plans and objectives of Avnet with respect thereto. These forward-looking statements can be identified by the fact that they do not relate to historical or current facts. Forward-looking statements also often use words such as “anticipate”,  “target”,  “expect”,  “estimate”,  “intend”,  “plan”,  “goal”,  “believe”,  “hope”,  “aims”,  “continue”,  “will”,  “may”,  “should”,  “would”,  “could”, or other words of similar meaning. These statements are based on assumptions and assessments made by Premier Farnell and/or Avnet in light of their experience and their perception of historical trends, current conditions, future developments and other factors they believe appropriate. By their nature, forward-looking statements involve risk and uncertainty, because they relate to events and depend on circumstances that will occur in the future and the factors described in the context of such forward-looking statements in this Announcement could cause actual results and developments to differ materially from those expressed in or implied by such forward-looking statements. Although it is believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct and you are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this Announcement. Neither Premier Farnell nor Avnet assumes any obligation to update or correct the information contained in this Announcement (whether as a result of new information, future events or otherwise), except as required by applicable law.

There are several factors which could cause actual results to differ materially from those expressed or implied in forward-looking statements. Among the factors that could cause actual results to differ materially from those described in the forward-looking statements are changes in the global, political, economic, business and competitive environments, market and regulatory forces, future exchange and interest rates, changes in tax rates, and future business combinations or dispositions.

No profit forecast or estimates

No statement in this Announcement is intended as a profit forecast or profit estimate for any period. No statement in this Announcement should be interpreted to mean that earnings per Premier Farnell Share or earnings per Avnet Share for the current or future financial years would necessarily match or exceed the historical published earnings per Premier Farnell Share or earnings per Avnet Share.

Dealing and Opening Position Disclosure Requirements of the City Code

Under Rule 8.3(a) of the City Code, any person who is interested in one per cent. or more of any class of relevant securities of an offeree company or of any securities exchange offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the Offer Period and, if later, following the announcement in which any securities exchange offeror is first identified.

An Opening Position Disclosure must contain details of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 p.m. (London time) on the 10th business day following the commencement of the Offer Period and, if appropriate, by no later than 3.30 p.m. (London time) on the 10th business day following the announcement in which any securities exchange offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a securities exchange offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the City Code, any person who is, or becomes, interested in one per cent. or more of any class of relevant securities of the offeree company or of any securities exchange offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any securities exchange offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror, save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 p.m. (London time) on the business day following the date of the relevant dealing.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a securities exchange offeror, they will be deemed to be a single person for the purpose of Rule 8.3.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Panel’s website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the Offer Period commenced and when any offeror was first identified. If you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure, you should contact the Panel’s Market Surveillance Unit on +44 (0)20 7638 0129.

In accordance with the City Code, normal United Kingdom market practice and Rule 14e-5(b) of the US Exchange Act, Barclays and its affiliates will continue to act as exempt principal trader in Premier Farnell securities on the London Stock Exchange. These purchases and activities by exempt principal traders which are required to be made public in the United Kingdom pursuant to the City Code will be reported to a Regulatory Information Service and will be available on the London Stock Exchange website at www.londonstockexchange.com. This information will also be publicly disclosed in the United States to the extent that such information is made public in the United Kingdom.

Shares in issue

In accordance with Rule 2.10 of the City Code, Premier Farnell confirms that, as at the date of this Announcement, it has 371,707,713 shares of 5 pence each in issue and admitted to trading on the Main Market of the London Stock Exchange. The International Securities Identification Number for the Premier Farnell Shares is GB0003318416.

Publication on website

This Announcement and the documents required to be published pursuant to Rule 26.1 of the City Code will be available free of charge, subject to certain restrictions relating to persons resident in Restricted Jurisdictions, on Avnet’s website at www.ir.avnet.com and Premier Farnell’s website at www.premierfarnell.com by no later than 12.00 p.m. on the Business Day following this Announcement.

Neither the content of any website referred to in this Announcement nor the content of any website accessible from hyperlinks is incorporated into, or forms part of, this Announcement.

You may request a hard copy of this Announcement by contacting Premier Farnell plc on +44 (0) 20  7851 4107. You may also request that all future documents, announcements and information to be sent to you in relation to the Transaction should be in hard copy form.

Information relating to Premier Farnell Shareholders

Please be aware that addresses, electronic addresses and certain other information provided by Premier Farnell Shareholders, persons with information rights and other relevant persons for the receipt of communications from Premier Farnell may be provided to Avnet during the Offer

Period as required under Section 4 of Appendix 4 of the City Code to comply with Rule 2.12(i) of the City Code.

Rounding

Certain figures included in this Announcement have been subjected to rounding adjustments. Accordingly, figures shown for the same category presented in different tables may vary slightly and figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

Time

All times shown in this Announcement are London times, unless otherwise stated.

APPENDIX 1

CONDITIONS TO AND CERTAIN FURTHER TERMS TO THE TRANSACTION

Part A:Conditions of the Offer

The Transaction will be conditional upon the Scheme becoming unconditional and becoming effective by no later than the Long Stop Date (unless extended with the agreement of Avnet and Premier Farnell and (if required) the approval of the Court).

Scheme Approval

1.	The Scheme will be conditional upon:
(i)

its approval by a majority in number representing not less than three-fourths in value of the Scheme Shareholders (or the relevant class or classes thereof, if applicable) present and voting, either in person or by proxy, at the Court Meeting and at any separate class meeting which may be required by the Court or at any adjournment of any such meeting on or before the 22nd day after the expected date of the Court Meeting to be set out in the Scheme Document in due course (or such later date, if any, as Avnet and Premier Farnell may agree and the Court may allow);

(ii)

all resolutions necessary to approve and implement the Scheme being duly passed by the requisite majority or majorities at the Premier Farnell General Meeting or at any adjournment of that meeting on or before the 22nd day after the expected date of the Premier Farnell General Meeting to be set out in the Scheme Document in due course (or such later date, if any, as Avnet and Premier Farnell may agree and the Court may allow); and

(iii)

the sanction of the Scheme with or without modification (but subject to any such modification being acceptable to Avnet and Premier Farnell) by the Court on or before the 22nd day after the expected date of the Scheme Court Hearing to be set out in the Scheme Document in due course (or such later date, if any, as Avnet and Premier Farnell may agree and the Court may allow) and the delivery of a copy of the Court Order to the Registrar of Companies in England and Wales.

In addition, Avnet and Premier Farnell have agreed that the Transaction will be conditional upon the following conditions and, accordingly, the necessary actions to make the Scheme effective will not be taken unless the following conditions (as amended if appropriate) have been satisfied or, where relevant, waived:

U.S. anti-trust clearance

2.

In so far as the Transaction triggers a mandatory filing requirement under the Hart‑Scott-Rodino Antitrust Improvements Act 1976, as amended (“HSR Act”), all necessary notifications and filings having been made in connection with the Transaction or any aspect of the Transaction and all or any applicable waiting periods (including any extensions thereof) under the HSR Act and the rules and regulations made thereunder having expired or been terminated in each case in respect of the Transaction and the acquisition or the proposed acquisition of any shares or other securities in, or control of, Premier Farnell by any member of the Avnet Group.

E.U. anti-trust clearance

3.	In so far as the Transaction triggers a mandatory merger control filing requirement under the EU Merger Regulation (“EUMR”):
(i)

all required filings have been made in connection with the Transaction or any aspect of the Transaction and the European Commission shall have issued a decision declaring the Transaction to be compatible with the common market or the Transaction being deemed compatible under Article 10(6) of the EUMR; or

(ii)

if the European Commission takes a decision (or is deemed to have taken a decision) to refer the whole or part of the Transaction to the competent authorities of one or more Member States under Article 9 of the EUMR:

(1)

those competent authorities taking a decision (or being deemed to have taken a decision) with equivalent effect to that referred to in paragraph (3)(i) above with respect to those parts of the Transaction referred to it; and

(2)	and the European Commission taking the decision referred to in paragraph (3)(i) above with respect to any part of the Transaction retained by it.

Israel anti-trust clearance

4.

In so far as the Transaction triggers a mandatory merger control filing requirement under the Restrictive Trade Practices Law 1988 of Israel and/or any other competition or equivalent legislation or regulation in force, all required filings have been made in connection with the Transaction or any aspect of the Transaction and the Israeli Antitrust Commissioner having approved the Transaction or any applicable waiting periods (including any extensions thereof) under the Restrictive Trade Practices Law 1988 having expired or lapsed in respect of the Transaction.

General clearances

5.

Other than in relation to the competition law and regulatory approvals referred to in paragraphs 2 to 4 above, no Third Party having notified a decision to take, institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference, or enacted, made or proposed any statute, regulation, decision or order, or having taken any other steps which would:

(i)

require, prevent or delay the divestiture, or alter the terms envisaged for any proposed divestiture by any member of the Wider Avnet Group or any member of the Wider Premier Farnell Group of all or any portion of their respective businesses, assets or property or impose any material limitation on the ability of any of them to conduct their respective businesses (or any of them) or to own any of their respective assets or properties or any part thereof (in each case, where this would reasonably be expected to be of material significance to Avnet in the context of the Offer);

(ii)	require, prevent or materially delay the divestiture by any member of the Wider Avnet Group of any shares in Premier Farnell;
(iii)

impose any material limitation on, or result in a material delay in, the ability of any member of the Wider Avnet Group directly or indirectly to acquire or to hold or to exercise effectively any rights of ownership in respect of shares or securities convertible into shares in any member of the Wider Premier Farnell Group or the Wider Avnet Group or to exercise management control over any such member;

(iv)	otherwise materially adversely affect the business, assets, profits or prospects of any member of the Wider Avnet Group or the Wider Premier Farnell Group;
(v)

make the Transaction or its implementation or the acquisition or proposed acquisition by Avnet or any member of the Wider Avnet Group of any shares, or control of Premier Farnell void, illegal, and/or unenforceable under the laws of any jurisdiction, or otherwise, directly or indirectly, materially restrain, restrict, prohibit, delay or otherwise materially interfere with the same, or impose additional material conditions or obligations with respect thereto, or otherwise materially challenge or interfere therewith;

(vi)

except pursuant to sections 974 to 991 of the Companies Act 2006, require any member of the Wider Avnet Group or the Wider Premier Farnell Group to offer to acquire any shares or other securities (or the equivalent) or interest in any member of the Wider Premier Farnell Group or the Wider Avnet Group owned by any third party;

(vii)	impose any material limitation on the ability of any member of the Wider Premier Farnell Group to co-ordinate its business, or any part of it, with the businesses of any other members; or

(viii)	result in any member of the Wider Premier Farnell Group ceasing to be able to carry on business under any name under which it presently does so,

and all applicable waiting and other time periods during which any such Third Party could institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference or any other step under the laws of any jurisdiction in respect of the Transaction or the acquisition or proposed acquisition of any Premier Farnell Shares having expired, lapsed or been terminated.

6.	In addition to the competition law and regulatory approvals referred to in paragraphs 2 to 4 above:
6.1

all statutory or regulatory obligations in any jurisdiction having been complied with in connection with the Transaction or the acquisition by any member of the Wider Avnet Group of any shares in, or control of, Premier Farnell; and

6.2

all necessary authorisations, orders, recognitions, grants, consents, licences, confirmations, clearances, permissions and approvals of the proposed acquisition of any shares in, or control of, Premier Farnell by any member of the Wider Avnet Group:

(i)

having been obtained in terms and in a form reasonably satisfactory to Avnet from all appropriate Third Parties or persons with whom any member of the Wider Premier Farnell Group has entered into material contractual arrangements; and

(ii)

together with all authorisations orders, recognitions, grants, licences, confirmations, clearances, permissions and approvals necessary to carry on the business of any member of the Wider Premier Farnell Group, remaining in full force and effect; and there being no notice of any intention to revoke or not to renew any of the same at the time at which the Transaction becomes otherwise unconditional, in each of the cases in paragraphs 6.1, 6.2(i) and 6.2(ii), where the absence of such filing, authorisation or other matter referred to would reasonably be expected to be of material significance to Avnet in the context of the Offer.

Certain matters arising as a result of any arrangement, agreement etc.

7.

Since 31 January 2016 and except as Disclosed, there being no provision of any agreement, arrangement, licence, permit or other instrument to which any member of the Wider Premier Farnell Group is a party or by or to which any such member or any of its assets is bound, entitled or subject, which in consequence of the Transaction or the proposed acquisition of any shares in Premier Farnell would reasonably be expected to be of material significance to Avnet in the context of the Offer:

(i)

any moneys borrowed by or any other indebtedness (actual or contingent) of, or grant available to any such member, being or becoming repayable or capable of being declared repayable immediately or earlier than their or its stated maturity date or repayment date or the ability of any such member to borrow moneys or incur any indebtedness being withdrawn or inhibited or being capable of becoming or being withdrawn or inhibited;
(ii)

any such agreement, arrangement, licence, permit or instrument or the rights, liabilities, obligations or interests of any such member thereunder being terminated or adversely modified or affected or any obligation or liability arising or any action being taken or arising thereunder;

(iii)	any assets or interests of any such member being or falling to be disposed of or charged or any right arising under which any such asset or interest could be required to be disposed of or charged;
(iv)	the creation or enforcement of any mortgage, charge or other security interest over the whole or any part of the business, property or assets of any such member;
(v)

the rights, liabilities, obligations or interests of any such member in, or the business of any such member with, any person, firm or body (or any arrangement or arrangements relating to any such interest or business) being terminated, adversely modified or affected;

(vi)	the value of any such member or its financial or trading position or prospects being prejudiced or adversely affected;
(vii)	any such member ceasing to be able to carry on business under any name under which it presently does so; or
(viii)	the creation of any liability, actual or contingent, by any such member (other than in the ordinary course of business),

and no event having occurred which, under any provision of any agreement, arrangement, licence, permit or other instrument to which any member of the Wider Premier Farnell Group is a party or by or to which any such member or any of its assets is bound, entitled or subject, would reasonably be expected to result in any of the events or circumstances as are referred to in sub-paragraphs (i) to (viii) of this condition (taking into account the materiality threshold specified in the introduction to this paragraph 7).

No material transactions, claims or changes in the conduct of the business of the Premier Farnell Group

8.	Except as Disclosed, no member of the Wider Premier Farnell Group having, since 31 January 2016:
(i)

save as between Premier Farnell and wholly-owned subsidiaries of Premier Farnell or for Premier Farnell Shares issued pursuant to the exercise of options granted under the Premier Farnell Share Schemes, issued, authorised or proposed the issue of additional shares of any class;

(ii)

save as between Premier Farnell and wholly-owned subsidiaries of Premier Farnell or for the grant of options under the Premier Farnell Share Schemes, issued or agreed to issue, authorised or proposed the issue of securities convertible into shares of any class or rights, warrants or options to subscribe for, or acquire, any such shares or convertible securities;

(iii)

other than to another member of the Premier Farnell Group, recommended, declared, paid or made or proposed to recommend, declare, pay or make any bonus, dividend or other distribution whether payable in cash or otherwise;

(iv)

save for intra-Premier Farnell Group transactions, merged or demerged with any body corporate or acquired or disposed of or transferred, mortgaged or charged or created any security interest over any assets or any right, title or interest in any asset (including shares and trade investments) or authorised or proposed or announced any intention to propose any merger, demerger, acquisition or disposal, transfer, mortgage, charge or security interest, in each case, other than in the ordinary course of business and to an extent which would reasonably be expected to be of material significance to Avnet in the context of the Offer;

(v)	save for intra-Premier Farnell Group transactions, made or authorised or proposed or announced an intention to propose any change in its loan capital;
(vi)

issued, authorised or proposed the issue of any debentures or (save for intra‑Premier Farnell Group transactions), save in the ordinary course of business, incurred or increased any indebtedness or become subject to any contingent liability, which in any case would reasonably be expected to be of material significance to Avnet in the context of the Offer;

(vii)

purchased, redeemed or repaid or announced any proposal to purchase, redeem or repay any of its own shares or other securities or reduced or, save in respect to the matters mentioned in sub-paragraph (i) above, made any other change to any part of its share capital;

(viii)

implemented, or authorised, proposed or announced its intention to implement, any reconstruction, amalgamation, scheme, commitment or other transaction or arrangement otherwise than in the ordinary course of business or entered into or changed the terms of any contract with any director or senior executive;

(ix)

entered into or varied or authorised, proposed or announced its intention to enter into or vary any contract, transaction or commitment (whether in respect of capital expenditure or otherwise) which is of a long term, onerous or unusual nature or magnitude or which is or could be restrictive on the businesses of any member of the Wider Premier Farnell Group or which involves an obligation of such a nature or magnitude or which is other than in the ordinary course of business, which, in each case, would reasonably be expected to be of material significance to Avnet in the context of the Offer;

(x)

(other than in respect of a member which is dormant and was solvent at the relevant time) taken any corporate action or had any legal proceedings started or threatened against it for its winding-up, dissolution or reorganisation or for the appointment of a receiver, administrative receiver, administrator, trustee or similar officer of all or any of its assets or revenues or any analogous proceedings in any jurisdiction or had any such person appointed, which in any case would reasonably be expected to be of material significance to Avnet in the context of the Offer;

(xi)	waived or compromised any claim otherwise than in the ordinary course of business which would reasonably be expected to be of material significance to Avnet in the context of the Offer;
(xii)

entered into any contract, commitment, arrangement or agreement or passed any resolution or made any offer (which remains open for acceptance) with respect to or announced any intention to, or to propose to, effect any of the transactions, matters or events referred to in this condition;

(xiii)	made or agreed or consented to any change to:
(1)

the terms of the trust deeds constituting the Premier Farnell US Pension Scheme or Premier Farnell UK Pension Scheme or any other pension scheme(s) established by any member of the Wider Premier Farnell Group for its directors, employees or their dependents;

(2)	the contributions payable to any such scheme(s) or to the benefits which accrue or to the pensions which are payable thereunder;
(3)	the basis on which qualification for, or accrual or entitlement to, such benefits or pensions are calculated or determined; or
(4)	the basis upon which the liabilities (including pensions) of such pension schemes are funded, valued or made;
(xiv)

proposed, agreed to provide or modified the terms of any share option scheme, incentive scheme or other benefit relating to the employment or termination of employment of any person employed by the Wider Premier Farnell Group; or

(xv)

having taken (or agreed or proposed to take) any action which requires, or would require, the consent of the Panel or the approval of Premier Farnell Shareholders in general meeting in accordance with, or as contemplated by, Rule 21.1 of the City Code, and, for the purposes of paragraphs (iii), (iv), (v) and (vi) of this condition, the term “Premier Farnell Group” shall mean Premier Farnell and its wholly-owned subsidiaries.

No adverse change, litigation or regulatory enquiry

9.	Except as Disclosed, since 31 January 2016:
(i)

no adverse change or deterioration having occurred in the business, assets, financial or trading position or profits of any member of the Wider Premier Farnell Group which in any case would reasonably be expected to be of material significance to Avnet in the context of the Offer;

(ii)

no litigation, arbitration proceedings, prosecution or other legal proceedings to which any member of the Wider Premier Farnell Group is or may become a party (whether as a plaintiff, defendant or otherwise) and no investigation by any Third Party against or in respect of any member of the Wider Premier Farnell Group having been instituted announced or threatened by or against or remaining outstanding in respect of any member of the Wider Premier Farnell Group which in any case would reasonably be expected to be of material significance to Avnet in the context of the Offer;

(iii)	no contingent or other liability having arisen or become apparent to Avnet which would be reasonably likely to materially adversely affect the Wider Premier Farnell Group, taken as a whole.

No discovery of certain matters

10.	Save as Disclosed, neither Avnet having discovered:
(i)

that any financial, business or other information concerning the Wider Premier Farnell Group as contained in the information publicly disclosed at any time by or on behalf of any member of the Wider Premier Farnell Group is misleading, contains a misrepresentation of fact or omits to state a fact necessary to make that information not misleading, and which was not subsequently corrected before 27 July 2016 (either publicly or otherwise to Avnet), in any case to an extent which would reasonably be expected to be of material significance to Avnet in the context of the Offer; or

(ii)

that any member of the Wider Premier Farnell Group partnership, company or other entity in which any member of the Wider Premier Farnell Group has a significant economic interest and which is not a subsidiary undertaking of Premier Farnell is subject to any liability (contingent or otherwise) which is not disclosed in the annual report and accounts of Premier Farnell for the year ended 31 January 2016 and which in any case would reasonably be expected to be of material significance to Avnet in the context of the Offer.

11.	Avnet not having discovered that:
(i)

any past or present member of the Wider Premier Farnell Group has failed to comply in any material respect with any and/or all applicable legislation or regulation, of any jurisdiction with regard to the disposal, spillage, release, discharge, leak or emission of any waste or hazardous substance or any substance likely to impair the environment or harm human health or animal health or otherwise relating to environmental matters, which non-compliance would reasonably be expected to give rise to any material liability (actual or contingent) on the part of any member of the Wider Premier Farnell Group; or

(ii)

there is, for that or any other reason whatsoever, any liability (actual or contingent) of any past or present member of the Wider Premier Farnell Group to make good, repair, reinstate or clean up any property or any controlled waters now or previously owned, occupied, operated or made use of or controlled by any such past or present member of the Wider Premier Farnell Group, under any environmental legislation, regulation, notice, circular or order of any government, governmental, quasi-governmental, state or local government, supranational, statutory or other regulatory body, agency, court, association or any other similar body or person in any jurisdiction, which in any case would reasonably be expected to be of material significance to Avnet in the context of the Offer.

Part B:Waiver and invocation of the Conditions

Avnet reserves the right to waive, in whole or in part, all or any of Conditions 5 to 11 above.

Conditions 2 to 11 (inclusive) must be fulfilled or waived by no later than 11.59 p.m. on the date immediately preceding the date of the Scheme Court Hearing, failing which the Scheme will lapse. Avnet shall be under no obligation to waive or treat as satisfied any of Conditions 2 to 11 (inclusive) by a date earlier than the latest date specified above for the fulfilment or waiver thereof, notwithstanding that the other conditions of the Transaction may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any of such conditions may not be capable of fulfilment.

If Avnet is required by the Panel to make an offer for Premier Farnell Shares under the provisions of Rule 9 of the City Code, Avnet may make such alterations to any of the above conditions as are necessary to comply with the provisions of that Rule.

If Phase 2 European Commission Proceedings are initiated or, following a referral by the European Commission to a competent authority in the United Kingdom under Article 9 of the EUMR, there is a Phase 2 CMA Reference, the Transaction will lapse if this occurs before the Court Meeting and the Premier Farnell General Meeting.

Part C:Implementation by way of an Offer

Avnet reserves the right to elect, with the consent of the Panel and in accordance with the terms of the Bid Conduct Agreement, to implement the Transaction by way of an Offer. In such event, such Offer will be implemented on the same terms, so far as applicable, as those which would apply to the Scheme, subject to appropriate amendments to reflect the change in methods of effecting the Transaction, including (without limitation and subject to the consent of the Panel) an acceptance condition that is set at 75 per cent., where the Premier Farnell Directors consent to a switch from a Scheme to an Offer, or 90 per cent., where there is no such consent, or such lesser percentage as Avnet may elect after, to the extent necessary, consultation with the Panel, being in any event more than 50 per cent.: (i) in nominal value of the shares to which such Offer would relate; and (ii) of the voting rights attached to those shares, including, for this purpose, any such voting rights attaching to Premier Farnell Shares that are unconditionally allotted or issued before the Offer becomes or is declared unconditional as to acceptances, whether pursuant to the exercise of any outstanding subscription or conversion rights or otherwise.

Part D:Certain further terms of the Transaction

The availability of the Transaction to persons not resident in the UK may be affected by the laws of the relevant jurisdictions. Persons who are not resident in the UK should inform themselves about and observe any applicable requirements.

The Transaction will be governed by English law and will be subject to the jurisdiction of the English courts and to the Conditions set out above and in the formal Scheme Document. The Transaction will comply with the applicable rules and regulations of the FCA and the London Stock Exchange and the City Code.

Each of the Conditions shall be regarded as a separate Condition and shall not be limited by reference to any other Condition.

Premier Farnell Shares which will be acquired under the Transaction will be acquired fully paid and free from all liens, equities, charges, encumbrances, options, rights of pre-emption and any other third party rights and interests of any nature and together with all rights now or hereafter attaching or accruing to them, including voting rights and the right to receive and retain in full all dividends and other distributions (if any) declared, made or paid on or after the date of this Announcement.

If any dividend or other distribution is authorised, declared, made or paid in respect of the Premier Farnell Shares on or after the date of this Announcement and prior to the Effective Date, Avnet reserves the right to reduce the Cash Consideration by the amount of all or part of any such other dividend or other distribution.

APPENDIX 2

UNDERTAKINGS

Premier Farnell Shareholder Undertaking

Name of Premier Farnell Shareholder	Number of Premier Farnell Shares	Percentage of Premier Farnell issued share capital
M&G	30,313,769	8.2

Undertakings from holders of contracts for difference entered into in respect of Premier Farnell Shares

Name of provider of undertaking	Number of Premier Farnell Shares	Percentage of Premier Farnell issued share capital
P. Schoenfeld Asset Management	8,375,000	2.3
Pine River	5,000,000	1.3
Sand Grove	12,200,000	3.3

APPENDIX 3

SOURCES OF INFORMATION AND BASES OF CALCULATION

In this Announcement, unless otherwise stated, or the context otherwise requires, the following bases and sources have been used:

1.The financial information relating to the Avnet Group has been extracted or derived (without any adjustment) from the audited annual report and accounts for Avnet for the fiscal year ended 27 June 2015.

2.The financial information relating to the Premier Farnell Group has been extracted or derived (without any adjustment) from the audited annual report and accounts for Premier Farnell for the year ended 31 January 2016.

3.As at the close of business on 27 July 2016 (being the last Business Day prior to the date of this Announcement), Premier Farnell had in issue 371,707,713 Premier Farnell Shares.

4.Any reference to the issued and to be issued share capital of Premier Farnell is based on:

•	the 371,707,713 Premier Farnell Shares referred to in paragraph 3 above; and

•

1,801,478 Premier Farnell Shares which may be issued on or after the date of this Announcement on the exercise of options or vesting of awards under the Premier Farnell Share Schemes. This assumes an illustrative vesting date of 1 October 2016 for the purposes of the calculation.

5.Unless otherwise stated, all prices and closing prices for Premier Farnell Shares are closing middle market quotations derived from the London Stock Exchange Daily Official List (SEDOL).

6.The enterprise value of Premier Farnell is based on Premier Farnell’s fully diluted share capital (as set out in paragraph 4 above), applying the Offer Price, plus Premier Farnell’s total net debt of £243.3 million, less net cash proceeds arising from the sale of Akron Brass Holding Corp of £124.8 million plus a pension deficit of £58.2 million as set out in Premier Farnell’s most recent consolidated audited balance sheet dated 31 January 2016 and Premier Farnell’s Class 1 circular pursuant to the sale of Akron Brass Holding Corp dated 29 February 2016.

7.An exchange rate of USD 1.32 to GBP 1 has been used, being the USD/GBP exchange rate as at close of business in London on 27 July 2016, sourced from Bloomberg.

APPENDIX 4

DEFINITIONS

“Announcement”	means this announcement made pursuant to Rule 2.7 of the City Code;
“Avnet”	means Avnet, Inc., a New York corporation whose registered office is at 2211 S. 47th Street, Phoenix, Arizona;
“Avnet Group”	means Avnet and its Subsidiaries and subsidiary undertakings from time to time;
“associated undertaking”

has the meaning given by paragraph 19 of Schedule 6 to the Large and Medium-sized Companies and Groups (Accounts and Reports) Regulations 2008 other than paragraph 19(1)(b) of Schedule 6 to those Regulations which shall be excluded for this purpose;

“Bank of America Merrill Lynch”	means Merrill Lynch International;
“Barclays”	means Barclays Bank PLC, acting through its Investment Bank;
“Bid Conduct Agreement”	means the bid conduct agreement between Avnet and Premier Farnell which was entered into on or around the date of this Announcement;
“Board”	means the board of directors;
“Business Day”	means a day, (other than a Saturday, Sunday, public or bank holiday) on which banks are generally open for business in London;
“Cash Consideration”	means the cash amount of 185 pence payable by Avnet under the Transaction in respect of each Premier Farnell Share, as adjusted in accordance with the terms of the Transaction;
“City Code”	means the City Code on Takeovers and Mergers;

“Closing Price”	means the closing middle market quotations of a share derived from the Daily Official List of the London Stock Exchange;
“CMA”	means the Competition and Markets Authority;
“Combined Group”	means the enlarged Avnet Group following completion of the Transaction comprising the Premier Farnell Group and the Avnet Group;
“Conditions”	means the conditions of the Transaction set out in Appendix 1 to this Announcement;
“Confidentiality Agreement”	means the confidentiality agreement entered into between Avnet and Premier Farnell, dated 11 January 2016;
“Court”	means the High Court of Justice in England and Wales;
“Court Meeting”

means the meeting of the Premier Farnell Shareholders convened by order of the Court pursuant to section 899 of the Companies Act 2006 for the purpose of considering and, if thought fit, approving the Scheme (with or without amendment) and any adjournment thereof;

“CREST”

means the relevant system (as defined in the Uncertificated Securities Regulations 2001 (SI 2001/3755) in respect of which Euroclear UK & Ireland Limited is the Operator (as defined in the Regulations);

“Datwyler”	means Datwyler Technical Components UK Limited;
“Dealing Disclosure”	has the same meaning as in Rule 8 of the City Code;

“Disclosed”

means the information which has been fairly disclosed (i) in the Annual Report and Accounts for Premier Farnell for the year ended 31 January 2016, (ii) in any other public announcement made in accordance with the Disclosure and Transparency Rules or the Listing Rules by Premier Farnell prior to the date of this Announcement, (iii) in this Announcement, or (iv) as otherwise fairly disclosed by or on behalf of Premier Farnell to Avnet (or their respective officers, employees, agents or advisers) prior to the date of this Announcement;

“Disclosure and Transparency Rules”	means the disclosure and transparency rules made by the FCA under section 73A of the Financial Services and Markets Act 2000, as amended from time to time;
“Effective Date”	means the date on which the Scheme becomes effective in accordance with its terms;
“EU”	means the European Union;
“FCA”	means the Financial Conduct Authority;
“Lazard”	Lazard & Co., Limited;
“Listing Rules”	means the listing rules made by the FCA under section 73A of the Financial Services and Markets Act 2000, as amended from time to time;
“London Stock Exchange”	means London Stock Exchange plc;
“Long Stop Date”	30 April 2017 or such later date as may be agreed in writing by Avnet and Premier Farnell (with the Panel’s consent);
“M&G”	means M&G Investment Management Limited;
“Meetings”	means the Court Meeting and the Premier Farnell General Meeting;

“Offer”

means (should the Transaction be implemented by way of a takeover offer as defined in Chapter 3 of Part 28 of the Companies Act 2006) the recommended offer to be made by or on behalf of Avnet to acquire the entire issued and to be issued share capital of Premier Farnell and, where the context admits, any subsequent revision, variation, extension or renewal of such offer;

“Offer Period”

means the period commencing on the date of this Announcement and ending on the earlier of the date on which the Scheme becomes effective and/or the date on which the Scheme lapses or is withdrawn (or such other date as the Panel may decide);

“Official List”	means the official list maintained by the UK Listing Authority;
"Opening Position Disclosure"	means an announcement containing details of interests or short positions in, or rights to subscribe for, any relevant securities of a party to the offer if the person concerned has such a position;
“Overseas Shareholders”	means Scheme Shareholders who are resident in, ordinarily resident in, or citizens of, jurisdictions outside the UK;
“Panel”	means the Panel on Takeovers and Mergers;
“Phase 2 CMA Reference”

means a reference pursuant to section 22, 33, 45 or 62 of the Enterprise Act 2002 of the Transaction to the Chair of the Competition and Markets Authority for the constitution of a group under schedule 4 to the Enterprise and Regulatory Reform Act 2013 (as amended);

“Phase 2 European Commission Proceedings”	means where the European Commission initiates proceedings pursuant to Article 6(1)(c) of the EUMR with respect to the Transaction;
“Pine River”	means Pine River Baxter Master Fund Ltd and Pine River Master Fund Ltd;

“PRA”	means the Prudential Regulation Authority;
“Premier Farnell”	means Premier Farnell plc, incorporated in England and Wales with registered number 876412;
“Premier Farnell Directors”	means the persons whose names are set out in Appendix 2 of this document or, where the context so requires, the directors of Premier Farnell from time to time;
“Premier Farnell General Meeting”	means the general meeting of Premier Farnell Shareholders to be convened to consider and if thought fit pass (among others) a special resolution in relation to the Scheme and the Transaction;
“Premier Farnell Group”	means Premier Farnell and its Subsidiaries and subsidiary undertakings (unless otherwise stated);
“Premier Farnell Shareholders”	means the holders of Premier Farnell Shares;
“Premier Farnell Shares”	means the ordinary shares of five pence each in the capital of Premier Farnell;
“Premier Farnell Share Schemes”

means each of the following share incentive schemes of Premier Farnell: 2000 Performance Share Plan, 2003 Executive Share Option Plan, 2004 Share Save, Deferred Share Bonus Plan, Equity Award Plan, Executive Share Option Plan, Performance Share Plan, Restricted Share Plan and the Save As You Earn Scheme;

“Premier Farnell UK Pension Scheme”	means the Premier Farnell UK Pension Scheme established by a deed dated 26 January 1972, being the Premier Farnell Group’s defined benefit pension scheme in the UK;
“Premier Farnell US Pension Scheme”	means Premier Farnell Master Pension Plan, being the Premier Farnell Group’s defined benefit pension scheme in the US;

“P. Schoenfeld Asset Management”

means P. Schoenfeld Asset Management LP as investment manager to DBX Risk Arbitrage 5 Fund, HFR ED Global Master Trust Ltd., Lyxor / PSAM WorldArb Fund Ltd., MS PSAM Global Event UCITS Fund Ltd., PSAM Merger Master Fund Ltd., and PSAM WorldArb Master Fund Ltd.;

“Registrar of Companies”	means the Registrar of Companies in England and Wales;
“Resolutions”	means the resolutions relating to the Transaction to be proposed at the Meetings;
“Restricted Jurisdiction”

means any jurisdiction where local laws or regulations may result in a significant risk of civil, regulatory or criminal exposure if information concerning the Transaction is sent or made available to Premier Farnell Shareholders in that jurisdiction;

“Sand Grove”	means Sand Grove Opportunities Master Fund Ltd;
“Scheme”	means the proposed scheme of arrangement under Part 26 of the Companies Act 2006 between Premier Farnell and Scheme Shareholders to implement the Transaction;
“Scheme Court Hearing”	means the hearing of the Court to sanction the Scheme under section 899 of the Companies Act 2006;
“Scheme Court Order”	means the order of the Court sanctioning the Scheme under section 899 of the Companies Act 2006;
“Scheme Document”	means the document to be dispatched to Premier Farnell Shareholders including the particulars required by section 897 of the Companies Act 2006;

“Scheme Record Time”

means the time and date specified as such in the Scheme Document, expected to be 6.00 p.m. on the Business Day immediately after the date of the Scheme Court Hearing, or such later time as Avnet and Premier Farnell may agree;

“Scheme Shareholders”	means holders of Scheme Shares;
“Scheme Shares”

means together: 1. the Premier Farnell Shares in issue at the date of the Scheme Document; 2. any Premier Farnell Shares issued after the date of the Scheme Document and prior to the Voting Record Time; and 3. any Premier Farnell Shares issued at or after the Voting Record Time and prior to the Scheme Record Time in respect of which the original or any subsequent holder thereof is bound by the Scheme, or shall by such time have agreed in writing to be bound by the Scheme, excluding any Premier Farnell Shares held in treasury and any Premier Farnell Shares held by Avnet or any person acting in concert with Avnet for the purposes of the City Code;

“significant interest”	means a direct or indirect interest in ten per cent. or more of the equity share capital (as defined in the Companies Act 2006);
“subsidiary”	has the meaning given in section 1159 of the Companies Act 2006;
“subsidiary undertaking”	has the meaning given to it in the Companies Act 2006;
“Third Party”

means each of the following: government or governmental, quasi-governmental, supranational, statutory, regulatory, environmental or investigative body, court, trade agency, association, institution or any other similar body or person whatsoever in any jurisdiction;

“Transaction”

means the proposed acquisition of the entire issued and to be issued share capital of Premier Farnell by Avnet, to be effected by the Scheme as described in this Announcement (or by the Offer under certain circumstances described in this Announcement);

“undertaking”	has the meaning given to it in the Companies Act 2006;
“UK”	means the United Kingdom of Great Britain and Northern Ireland;
“UK Listing Authority”	means the FCA as the authority for listing in the UK;
“US”	means the United States of America, its territories and possessions, any state of the United States of America and the District of Columbia;
“US Exchange Act”	means the US Securities Exchange Act 1934;
“Voting Record Time”	means 6.00 p.m. on the day two days prior to the Court Meeting or any adjournment thereof (as the case may be) (excluding any day that is not a Business Day);
“Wider Avnet Group”	means Avnet and its subsidiary undertakings, associated undertakings and any other undertaking in which Avnet and/or such undertakings (aggregating their interests) have a significant interest; and
“Wider Premier Farnell Group”

means Premier Farnell and its subsidiary undertakings, associated undertakings and any other undertaking in which Premier Farnell and/or such undertakings (aggregating their interests) have a significant interest.

All references to “GBP”,  “pence”,  “Sterling”,  “Pounds sterling”,  “p” or “£” are to the lawful currency of the UK.

All references to “USD” or “US Dollars” are to the lawful currency of the US.

All references to statutory provision or law or to any order or regulation shall be construed as a reference to that provision, law, order or regulation as extended, modified, replaced or reenacted from time to time and all statutory instruments, regulations and orders from time to time made thereunder or deriving validity therefrom.

All the times referred to in this announcement are London times unless otherwise stated.

References to the singular include the plural and vice versa.

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